UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*

                      China Mineral Acquisition Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   1694EQ106
                               -------------------
                                 (CUSIP Number)

                                   May 2, 2006
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)
         |X|  Rule 13d-1(c)
         |_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 1694EQ106                   13G
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Woodland Partners
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                              (a) |_|

                                                              (b) |_|
--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                     New York

--------------------------------- ----- ----------------------------------------

                                  5     SOLE VOTING POWER
                                        115,000 shares
                                  ----- ----------------------------------------
           Number of
             Shares               6     SHARED VOTING POWER
          Beneficially                  0 shares
            Owned By              ----- ----------------------------------------
              Each
           Reporting              7     SOLE DISPOSITIVE POWER
             Person                     115,000 shares
              With                ----- ----------------------------------------

                                  8     SHARED DISPOSITIVE POWER
                                        0 shares
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 115,000 shares

--------- ----------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        |_|
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      2.3%

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN
--------- ----------------------------------------------------------------------

CUSIP No. 1694EQ106                   13G
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Barry Rubenstein
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                              (a) |_|

                                                              (b) |_|
--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                               United States

--------------------------------- ----- ----------------------------------------

                                  5     SOLE VOTING POWER
                                        118,200 shares
                                  ----- ----------------------------------------
        Number of
          Shares                  6     SHARED VOTING POWER
       Beneficially                     115,000 shares
         Owned By                 ----- ----------------------------------------
           Each
        Reporting                 7     SOLE DISPOSITIVE POWER
          Person                        118,200 shares
           With                   ----- ----------------------------------------

                                  8     SHARED DISPOSITIVE POWER
                                        115,000 shares
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 233,200 shares

--------- ----------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      |_|
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      4.7%

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN
--------- ----------------------------------------------------------------------

CUSIP No. 1694EQ106                   13G
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               Marilyn Rubenstein
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                              (a) |_|

                                                              (b) |_|
--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                             United States

--------------------------------- ----- ----------------------------------------

                                  5     SOLE VOTING POWER
                                        0 shares
          Number of               ----- ----------------------------------------
            Shares
         Beneficially             6     SHARED VOTING POWER
           Owned By                     115,000 shares
             Each                 ----- ----------------------------------------
          Reporting
            Person                7     SOLE DISPOSITIVE POWER
             With                       0 shares
                                  ----- ----------------------------------------

                                  8     SHARED DISPOSITIVE POWER
                                        115,000 shares
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 115,000 shares

--------- ----------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                         |_|
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      2.3%

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN
--------- ----------------------------------------------------------------------

ITEM 1.

                  (a)      Name of Issuer:
                           China Mineral Acquisition Corporation

                  (b)      Address of Issuer's Principal Executive Offices:
                           210 East 85th Street
                           Suite 16
                           New York, NY 10028

ITEM 2.

1.                (a)      Name of Person Filing:     Woodland Partners
                  (b)      Address of Principal Business Office, or, if none,
                           Residence:
                                                      68 Wheatley Road
                                                      Brookville, New York 11545

                  (c)      Place of Organization:     New York

                  (d)      Title of Class of Securities:
                                                      Common Stock, $0.0001 par
                                                      value per share

                  (e)      CUSIP Number:              1694EQ106

2.                (a)      Name of Person Filing:     Barry Rubenstein
                  (b)      Address of Principal Business Office, or, if none,
                           Residence:
                                                      68 Wheatley Road
                                                      Brookville, New York 11545

                  (c)      Citizenship:               United States

                  (d)      Title of Class of Securities:
                                                      Common Stock, $0.0001 par
                                                      value per share

                  (e)      CUSIP Number:              1694EQ106

3.                (a)      Name of Person Filing:     Marilyn Rubenstein
                  (b)      Address of Principal Business Office, or, if none,
                           Residence:
                                                      68 Wheatley Road
                                                      Brookville, New York 11545

                  (c)      Citizenship:               United States

                  (d)      Title of Class of Securities:
                                                      Common Stock, $0.0001 par
                                                      value per share

                  (e)      CUSIP Number:              1694EQ106

ITEM 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
                  (a)     |_|       Broker or dealer registered under section 15
                                    of the Act (15 U.S.C.78o).

                  (b)     |_|       Bank as defined in section 3(a)(6) of the
                                    Act (15 U.S.C. 78c).

                  (c)     |_|       Insurance company as defined in section
                                    3(a)(19) of the Act (15 U.S.C. 78c).

                  (d)     |_|       Investment company as registered under
                                    Section 8 of the Investment Company Act of
                                    1940 (15 U.S.C. 80a-8).

                  (e)     |_|       An investment adviser in accordance with
                                    ss.240.13d-1(b)(1)(ii)(E).

                  (f)     |_|       An employee benefit plan or endowment fund
                                    in accordance with
                                    ss.240.13d-1(b)(1)(ii)(F).

                  (g)     |_|       A parent holding company or control person
                                    in accordance with
                                    ss.240.13d-1(b)(1)(ii)(G).

                  (h)     |_|       A savings associations as defined in
                                    Section 3(b) of the Federal Deposit
                                    Insurance Act (12 U.S.C. 1813).

                  (i)     |_|       A church plan that is excluded from the
                                    definition of an investment company under
                                    section 3(c)(14) of the Investment Company
                                    Act of 1940 (15 U.S.C. 80a-3).

                  (j)     |_|       Group, in accordance with
                                    ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

1.                Woodland Partners:

                  (a)      Amount Beneficially Owned: 115,000(1,2) shares.
                  (b)      Percent of Class:   2.3%
                  (c)      Number of shares as to which such person has:
                           (i)      sole power to vote or to direct the vote:
                                    115,000(1,2) shares.
                           (ii)     shared power to vote or to direct the vote:
                                    0 shares.
                           (iii) sole power to dispose or to direct the disposition of: 115,000(1,2) shares.
                           (iv) shared power to dispose or to direct the disposition of: 0 shares.

2.                Barry Rubenstein:

                  (a) Amount Beneficially Owned: 233,200(1,2,3,4,5)shares. Barry Rubenstein is a general partner of Woodland Partners. Mr. Rubenstein is the husband of Marilyn Rubenstein.
                  (b)      Percent of Class:    4.7%
                  (c)      Number of shares as to which such person has:
                           (i)      sole power to vote or to direct the vote:
                                    118,200(3,4) shares.
                           (ii)     shared power to vote or to direct the vote:
                                    115,000(1,2,5) shares.
                           (iii) sole power to dispose or to direct the disposition of: 118,200(3,4) shares.
                           (iv) shared power to dispose or to direct the disposition of: 115,000(1,2,5) shares.


-----------------
(1)  Includes 115,000 shares of Common Stock owned by Woodland Partners.

(2) Does not include 55,000 shares of Common Stock issuable upon the exercise of the Warrants held by Woodland Partners.

(3) Includes 118,200 shares of Common Stock owned by the Barry Rubenstein Rollover IRA account.

(4) Does not include 340,000 shares of Common Stock issuable upon the exercise of the Warrants held by the Barry Rubenstein Rollover IRA account.

(5) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her equity interest therein.

3.                Marilyn Rubenstein:

                  (a) Amount Beneficially Owned: 115,000(1,2,5) Marilyn Rubenstein is a general partner of Woodland Partners. Marilyn Rubenstein is the wife of Barry Rubenstein.
                  (b)      Percent of Class:    2.3%
                  (c)      Number of shares as to which such person has:
                           (i)      sole power to vote or to direct the vote:
                                    0 shares.
                           (ii)     shared power to vote or to direct the vote:
                                    115,000(1,2,5) shares.
                           (iii) sole power to dispose or to direct the disposition of: 0 shares.
                           (iv) shared power to dispose or to direct the disposition of: 115,000(1,2,5) shares.

                  Exhibit A, a Joint Filing Agreement, was previously filed with a Schedule 13G, dated September 7, 2004.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

INSTRUCTION:      Dissolution of a group requires a response to this item.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

ITEM 10.          CERTIFICATION.

                           By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated:  May 10, 2006

                                 WOODLAND PARTNERS


                                 By:/s/ Barry Rubenstein
                                    ----------------------------------------
                                      Barry Rubenstein, a General Partner

                                 /s/ Barry Rubenstein
                                 -------------------------------------------
                                     Barry Rubenstein

                                 /s/ Marilyn Rubenstein
                                 -------------------------------------------
                                     Marilyn Rubenstein

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)